Exhibit 10.3

Exhibit 10.3	$1,022,635 Promissory Note of Alliance HealthCard, Inc. dated January 10, 2008, and issued to Susan Matthews.

THE SECURITIES REPRESENTED BY THIS PROMISSORY NOTE HAVE BEEN ACQUIRED FOR INVESTMENT FOR THE HOLDER’S OWN ACCOUNT AND NOT WITH A VIEW TO OR FOR SALE IN CONNECTION WITH ANY DISTRIBUTION OF THE SECURITIES. THE SECURITIES HAVE NOT BEEN REGISTERED OR QUALIFIED, AS APPLICABLE, UNDER THE SECURITIES ACT OF 1933 (“SECURITIES ACT”) OR UNDER ANY APPLICABLE STATE SECURITIES LAWS (“BLUE SKY LAWS”). AN OFFER TO SELL OR TRANSFER OR THE SALE OR TRANSFER OF THESE SECURITIES IS UNLAWFUL UNLESS MADE PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR APPLICABLE BLUE SKY LAWS, OR UNLESS AN EXEMPTION FROM REGISTRATION AND/OR QUALIFICATION UNDER THE SECURITIES ACT AND APPLICABLE BLUE SKY LAWS IS AVAILABLE AND AN OPINION OF COUNSEL OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE ISSUER OF THE SECURITIES IS PROVIDED TO THE ISSUER TO THE EFFECT THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED UNDER THE SECURITIES ACT AND APPLICABLE BLUE SKY LAWS.

PROMISSORY NOTE

This Promissory Note is the result of a renegotiation of a promissory note dated March 1, 2007 between Alliance HealthCard, Inc and Susan Matthews and replaces said note in its entirety.

$1,022,635.00	Norcross, Georgia

January 10, 2008

FOR VALUE RECEIVED, the undersigned, Alliance HealthCard, Inc., a Georgia corporation (hereinafter called “Maker”), does hereby promise to pay to the order of Susan Matthews or her assigns (hereinafter called “Holder,” which term shall be construed to include any endorsees, successors or assigns) at 900 36th Avenue, NW, Norman, Oklahoma 73072 or such other place as Holder may designate in writing, in lawful money of the United States of America, the principal sum of One Million Twenty Two Thousand Six Hundred Thirty Five Dollars ($ 1,022,635), together with interest on unpaid principal balance at the rates hereinafter set forth, such principal sum and interest to be paid as provided in Article I hereof. This Note is being issued pursuant to that Agreement and Plan of Merger among Maker, BMS Holding Company, Inc. (“BMS Holdings”) and certain of BMS Holdings’ affiliates dated as of December 26, 2006 (the “Merger Agreement”) and is subject to the terms thereof.

1.00 INTEREST AND PRINCIPAL

1.01 Interest. The interest rate to be paid on the outstanding principal balance of the indebtedness evidenced hereby shall be one percent (1%) per annum (the “Contract Rate”), calculated on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days elapsed, commencing on March 1, 2007.

1.02 Payment of Principal and Interest. Principal and accrued interest shall be due and payable in nine (9) consecutive quarterly installments commencing on February 15, 2008 and on each May 15 , August 14, November 14, and February 14 of each year thereafter with the final installment on February 14, 2010, if not previously paid. Any payment of principal and interest shall be applied first to the payment of interest due on the outstanding principal sum and the balance thereof shall be applied in reduction of principal sum. Notwithstanding the foregoing and any other provision in this Note, in the event that the “Adjusted EBITDA” of Maker as defined herein for each of the fiscal years ending on September 30, 2008 and 2009 shall be less than Four Million Two Hundred Thousand Dollars ($4,200,000) (the “Targeted EBITDA”), then the outstanding principal amount of this Note shall be reduced by Holder’s Pro Rata Share of an amount equal to the percentage by which the Adjusted EBITDA for each such period falls short of the Targeted EBITDA and the adjusted principal balance of this Note will then be amortized over the remaining term of the Note in accordance with the foregoing payment terms. Beginning October 1, 2009 a similar analysis and potential reduction shall occur quarterly as follows: any quarterly payment due in that quarter will be paid within forty five (45) days following the end of that quarter; in the event the “Adjusted Quarterly EBITDA” of Maker as defined herein for the corresponding quarter is less than one Million fifty Thousand Dollars ($1,050,000) (the “Targeted Quarterly EBITDA”), then the quarterly payment shall be reduced by Holder’s Pro Rata Share of an amount equal to the percentage by which the Adjusted EBITDA for each such period falls short of the Targeted EBITDA and the outstanding principal balance of this Note will then be reduced by the same dollar amount.

For purposes of this Agreement, “Adjusted EBITDA” means the consolidated net income determined in accordance with generally accepted accounting principles in effect from time to time within the United States of the Company for each applicable twelve (12) month fiscal year period, increased (to the extent deducted in determining Consolidated Net Income) by the sum, without duplication, of: interest; income taxes; depreciation; amortization of Maker; any dividends paid, declared, accrued or accumulated; and, subject to board approval, any infrequently occurring expenses or losses that are not part of the normal ongoing day-to-day business operations including one-time or infrequently occurring marketing expenses or any loss or expense related to any future acquisition or costs related thereto.

For purposes of this Note, “Pro Rata Share” means a Holder’s proportionate share of the aggregate principal amounts of the promissory notes issued to BMS Holdings shareholders under the Merger Agreement.

In addition to the foregoing, after the consummation of the transactions contemplated by the Merger Agreement, the principal amount of this Note shall be reduced dollar for dollar by Holder’s Pro Rata Share of any loss incurred by BMS Insurance Agency, L.L.C., a BMS Holdings’ affiliate, resulting from contingent commissions being held by Caribbean American Property Insurance Company (“CAPIC”) pending receipt of a non-resident license from the Puerto Rico Department of Insurance. In the event such a reduction is made and the commissions relating to that reduction are subsequently received, the note shall be increased by the amount of the commissions received up to the amount of any corresponding reduction. Any net proceeds of BMS Insurance Agency, L.L.C. attributable to pre-closing periods shall inure on a pro-rata basis to the benefit of the Holder. After any decrease or increase in the principal amount of this Note related to post-closing payments to or from CAPIC, the adjusted principal balance of this Note will be amortized over the remaining term of this Note in accordance with the foregoing payment terms.

2.00 PREPAYMENT. Maker shall have the right to prepay and Holder shall have obligation to accept tendered prepayment of all or any portion of the principal balance outstanding hereunder.

3.00 PAST DUE PAYMENTS. All past due principal and interest shall bear interest at the rate of seven (7) percentage points in excess of the Contract Rate. Maker shall also pay costs of collection, including a reasonable attorney’s fee if this Note is referred to an attorney for collection after default, whether or not any action shall be instituted to enforce or collect this Note. Time is of the essence hereof.

Maker and any endorsers or guarantors hereof severally waive presentment and demand for payment, notice of intent to accelerate maturity, notice of acceleration of maturity, protest or notice of protest and non-payment, and diligence in taking any action to collect any sums owing hereunder or in proceedings against any of the rights and properties securing payment hereof. From time to time, without affecting the obligation of Maker to pay the outstanding principal balance of this Note and to observe the covenants of Maker contained herein, without affecting the duties and obligations of any endorser hereto, without giving notice to or obtaining the consent of Maker or any endorser hereto or guarantor hereof, and without liability of the part of Holder, Holder may, at the option of Holder, extend the time for payment of interest hereon and/or principal hereof, reduce the payments hereunder, release anyone liable on this Note, accept a renewal of this Note, modify the terms and time of payment of this Note, join in any extension or subordination or exercise any option or election hereunder, modify the rate of interest or period of amortization or principal due date of this Note or exercise any option or election hereunder. No one or more of such actions shall constitute a novation.

4.00 DEFAULT. If default be made in the payment in whole or in part of any sum provided for herein within five (5) days of the due date thereof, without further notice or demand, the unpaid principal balance and accrued interest on this Note at once shall be due and payable, and Holder may pursue any and all other rights, remedies, and recourses available to Holder or pursue any combination of the foregoing, all remedies hereunder being cumulative.

5.00 EXERCISE OF RIGHTS. Failure to exercise any of the foregoing options upon the happening of the event described in Article 4.00 hereof, shall not constitute a waiver of the right to exercise the same or any other option at any subsequent time in respect to the same or any other event, and no single or partial exercise of any right or remedy shall preclude other or further exercise of the same or any other right or remedy. Holder shall have no duty to exercise any or all of the rights and remedies herein provided or contemplated. The acceptance by Holder of any payment hereunder that is less than payment in full of all amounts due and payable at the time of such payment shall not constitute a waiver of the right to exercise any of the foregoing options at that time or at any subsequent time, or nullify any prior exercise of any such option without the express written consent of Holder.

6.00 MISCELLANEOUS

6.01 Governing Law. This Note shall be governed by and construed according to the laws of the State of Georgia, without regard to principals of conflict of laws.

6.02 Commercial Loan. It is expressly stipulated and agreed that the loan evidenced by this Note is given for an actual lending transaction for business purposes and not for personal, residential or agricultural purposes.

6.03 Notices. All notices hereunder shall be given at the following addresses: if to Maker, 3500 Parkway Lane, Suite 310, Norcross, Georgia 30092; if to Holder, at the Holder’s address set forth above. Either party may change its address for notice purposes upon giving five (5) days prior notice thereof in accordance with this Section 7.03. All notices given hereunder shall be in writing and shall be considered properly given if mailed by first class United States Mail, postage prepaid, registered or certified with return receipt requested, or by delivering same in person to the intended addressee. Any notice mailed as above provided shall be effective upon its deposit in the custody of the U. S. Postal Service; notice personally delivered shall be effective upon receipt.

6.04 Joint and Several Liability. If this Note is executed by more than one party, each such party shall be jointly and severally liable for the obligations of Maker under this Note.

6.05 Captions. All Article and Section headings herein are for convenience only and shall not be interpreted to enlarge or restrict the provisions of this Note.

Executed the date and year first above written.

ALLIANCE HEALTHCARD, INC.

By:	/s/ Thomas W. Kiser
Thomas W. Kiser, Executive Vice President

Agreed to:	/s/ Susan Matthews
Susan Matthews, Holder